UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

November 5, 2018 (October 31, 2018)	0-7928
Date of Report (Date of earliest event reported)	Commission File Number

(Exact name of registrant as specified in its charter)

Delaware	11-2139466
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

68 South Service Road, Suite 230 Melville, New York 11747
(Address of Principal Executive Offices) (Zip Code)

(631) 962-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 31, 2018, Comtech Telecommunications Corp. (the "Company") entered into a First Amended and Restated Credit Agreement among the Company, the lenders party thereto and Citibank N.A., as administrative agent, issuing bank and swingline lender (the “Credit Facility”), replacing the prior Credit Agreement, dated as of February 23, 2016 (as amended by that certain First Amendment, dated as of June 6, 2017 (the “Original Credit Facility”)). The Credit Facility provides a senior secured loan facility of up to $550.0 million, consisting of:

•	a revolving loan facility with a borrowing limit of $300.0 million;
•	an accordion feature allowing the Company to borrow up to an additional $250.0 million, plus any additional amount, provided the Company’s Secured Leverage Ratio (as defined) would not, on a Pro Forma Basis (as defined) be greater than 3.50x the Company’s trailing twelve months of Consolidated EBITDA (as defined);
•	a $35.0 million letter of credit sublimit; and
•	a Swingline Loan credit sublimit of $25.0 million.

The Credit Facility matures on the earlier of: (i) October 31, 2023 (the “Revolving Maturity Date”), and (ii) 91 days prior to the maturity date of any unsecured indebtedness of the Company with an initial aggregate principal amount in excess of $5.0 million, unless such indebtedness has been repaid in full or refinanced in full with indebtedness that has a maturity date later than 91 days after the Revolving Maturity Date.

The proceeds of the Credit Facility have been used, in part, to repay in full all outstanding borrowings under the Original Credit Facility, and additional proceeds of the Credit Facility are expected to be used for working capital and other general corporate purposes of the Company and its subsidiaries, including the issuance of letters of credit and Permitted Acquisitions, as defined.

Borrowings under the Credit Facility shall be either: (i) Alternate Base Rate borrowings, which bear interest from the applicable borrowing date at a rate per annum equal to (x) the greatest of (a) the Prime Rate (as defined) in effect on such day, (b) the Federal Funds Effective Rate (as defined) in effect on such day plus 1/2 of 1.00% per annum and (c) the Adjusted LIBO Rate (as defined) on such day (or, if such day is not a business day, the immediately preceding business day) plus 1.00% per annum, plus (y) the Applicable Rate (as defined), or (ii) Eurodollar borrowings, which bear interest from the applicable borrowing date at a rate per annum equal to (x) the Adjusted LIBO Rate for such interest period plus (y) the Applicable Rate. Determination of the Applicable Rate is based on a pricing grid that is generally dependent upon the Company’s Secured Leverage Ratio (as defined) as of the end of the fiscal quarter of the Company for which consolidated financial statements have been most recently delivered.

The Credit Facility contains customary representations, warranties and affirmative covenants. The Credit Facility also contains customary negative covenants, subject to negotiated exceptions, including but not limited to: (i) liens, (ii) investments, (iii) indebtedness, (iv) significant corporate changes, including mergers and acquisitions, (v) dispositions, (vi) restricted payments, including stockholder dividends, and (vii) certain other restrictive agreements. The Credit Facility also contains certain financial covenants and customary events of default (subject to grace periods, as appropriate), such as payment defaults, cross-defaults to other material indebtedness, bankruptcy and insolvency, the occurrence of a defined change in control and the failure to observe the negative covenants and other covenants related to the operation of the Company’s business. In addition, under certain circumstances, the Company may be required to enter into amendments to the Credit Facility in connection with any further syndication of the Credit Facility.

The obligations under the Credit Facility are guaranteed by certain of the Company’s domestic subsidiaries (the “Guarantors”). As collateral security under the Credit Facility and the guarantees thereof, the Company and the Guarantors have granted to the administrative agent, for the benefit of the lenders, a lien on, and first priority security interest in, substantially all of their tangible and intangible assets.

Terms used, but not defined, in this Form 8-K have the meanings set forth in the Credit Facility. The foregoing description of the Credit Facility is not complete and is qualified in its entirety by the actual terms of the Credit Facility, a copy of which is attached to this report as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this Item is included in Item 1.01 of this report and is incorporated herein by reference

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	First Amended and Restated Credit Agreement, dated as of October 31, 2018, among Comtech Telecommunications Corp., the lenders party thereto and Citibank N.A., as administrative agent, issuing bank and swingline lender.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Comtech Telecommunications Corp. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMTECH TELECOMMUNICATIONS CORP.

Dated: November 5, 2018
	By:	/s/ Michael A. Bondi
		Name:	Michael A. Bondi
		Title:	Chief Financial Officer